Exhibit 19

LCI INDUSTRIES

INSIDER TRADING POLICY

The Need For A Policy Statement

Federal securities laws prohibit the purchase or sale of securities while aware of material non-public information, or the disclosure of material non-public information to others who then trade in the securities of the Company. Insider trading violations are pursued vigorously by the Securities and Exchange Commission (“SEC”) and the U.S. Attorneys and are punished severely, regardless of the amount involved.

The Company has adopted this insider trading policy both to satisfy the Company’s obligation to prevent insider trading and to help Company personnel avoid the severe consequences associated with violations of the insider trading laws. This insider trading policy also is intended to prevent even the appearance of improper conduct on the part of anyone employed by or associated with LCI Industries (not just so-called insiders).

Persons Subject To This Policy

The following persons are subject to this policy:

• Management Employees (defined as plant managers and above)
• Directors
• Family members of Directors and Management Employees
• Entities controlled by a person covered by this policy
• All Employees who receive Restricted Stock Units

The following persons are also subject to the blackout periods (see page 6):

• Officers
• Directors
• Accounting and Finance Department management
• Disclosure Committee members
• All Employees in the LCI Industries corporate office
• All Employees who receive Restricted Stock Units

Employees. Employees means employees of LCI Industries and its subsidiaries. Although Management Employees will be required to sign this policy form, all employees are subject to laws that provide for insider trading restrictions, whether or not they sign a document.

Family Members. This insider trading policy also applies to your family members who reside with you, anyone else who lives in your household, and any family members who do not live in your household but whose transactions in company securities are directed by you or are subject to your influence or control (such as parents or children who consult with you before they trade in company securities). You are responsible for the transactions of these other persons and therefore should make them aware of the need to confer with you before they trade in the Company’s securities.

Transactions By Entities That You Influence Or Control

This insider trading policy applies to any entities that you influence or control, including any corporations, partnerships or trusts (“Controlled Entities”), and transactions by these Controlled Entities should be treated for the purposes of this policy and applicable securities laws as if they were for your own account.

Transactions Subject To This Policy

This policy applies to any sale or purchase of LCI Industries securities (“LCI Stock”), which includes trading of stock or other marketable securities; and applies to sales of stock in connection with stock option exercises.

The Consequences

Traders and Tippers. Company personnel and anyone they disclose inside information to (tippees) who trade LCI Stock while aware of material non-public information are subject to a civil penalty of up to three times the profit gained or loss avoided, a criminal fine of up to $5,000,000 (no matter how small the profit), and a jail term of up to twenty years. An employee who tips information to a person who then trades LCI Stock is subject to the same penalties as the tippee, even if the employee did not trade and did not profit from the tippee’s trading.

The Company. The Company is also subject to a civil penalty of up to $1,000,000 or, if greater, three times the profit gained or loss avoided as a result of the employee’s violation, and a criminal penalty of up to $25,000,000.

Company-Imposed Sanctions. Your failure to comply with the Company’s insider trading policy may subject you to Company-imposed sanctions, including dismissal for cause, whether or not your failure to comply results in a violation of law or whether or not it was intentional.

The Policy

No Trading While Aware of Material Non-Public Information. It is the policy of the Company that no director, executive officer or any employee of the Company (or any other person or entity designated in this policy as subject to this policy) who is aware of material non-public information relating to the Company may, directly or through family members or other persons or entities, buy or sell securities of the Company, or engage in any other action to take advantage of that information.

Waiting Period. If you were in possession of material non-public information about the Company, then in addition, even after a public announcement by the Company of material information, a reasonable period of time must elapse in order for the market to react to the information. For this purpose, information would be considered fully absorbed by the marketplace after the expiration of two full New York Stock Exchange trading days after the information is released. If, for example, the Company were to make an announcement on a Monday after the stock market had opened, you should not trade in the Company’s securities until Thursday, assuming uninterrupted New York Stock Exchange trading days. If an announcement were made on a Friday after the stock market had opened, Wednesday would be the first eligible trading day.

No Tipping. Not only are you liable for trading LCI Stock on material non-public information, but you may also be liable for communicating or tipping material non-public information to any third party. Furthermore, tippees can be liable for trading LCI Stock while aware of material non-public information. In order to ensure protection of “confidential” information, non-public inside information cannot be communicated to other persons in any manner, even inadvertently. Company personnel must avoid “tipping”, intentionally or unintentionally, at all times. Such tipping can be construed as the communication of material, non-public information about the Company which may give a trading advantage to a third party. For example

• Don’t discuss new developments online or in elevators, hallways, restaurants, airplanes, taxicabs, or any place where you can be overheard or observed by a third party.

• Be cautious when using speaker phones, cell phones, airplanes phones, etc. as conversations on such phones are often easily overheard due to the carrying quality of conversations on these phones.

• Don’t read documents containing non-public information in public places or discard them where they can be retrieved by others.

• On your desk or work area, don’t leave confidential papers or information where visitors or others can see them.

Information about other Companies. It is the policy of the Company that no director, executive officer or any employee of the Company who, in the course of working for the Company, learns of material non-public information about a company with which the Company does business, including a customer or supplier of the Company, may trade in that company’s securities until the information becomes public or is no longer material.

No Exceptions. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) do not create exceptions from this policy. The securities laws do not recognize such mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct.

Electronic Communications. The provisions of this policy apply to all forms of communication, including, but not limited to, communications made electronically, such as those made via email, social media posts, and online chat rooms and message boards, and they apply whether or not the communication forum is sponsored in any way by the Company or accessed through Company communication systems.

Twenty-Twenty Hindsight. Remember, anyone scrutinizing your transactions will be doing so after the fact, with the benefit of hindsight. As a practical matter, before engaging in any transaction, you should carefully consider how enforcement authorities and others might view the transaction in hindsight.

Transactions Not Involving A Purchase Or Sale

Bona fide gifts are not transactions subject to this policy, unless the person making the gift has reason to believe that the recipient intends to sell the LCI Stock while the officer, employee or Director is aware of material nonpublic information, or the person making the gift is subject to the blackout periods described below under the heading “Blackout Periods” and the sales by the recipient of the LCI Stock occur during the blackout period.

Material Information

Material information is any information that a reasonable investor would consider important in making a decision to buy, hold, or sell securities. Any information that could be expected to affect the Company’s stock price, whether it is positive or negative, should be considered material. Some examples of information that ordinarily would be regarded as material are:

• Earnings or projections that are materially inconsistent with the expectations of the investment community;
• A change in dividend policy or payments;
• A pending or proposed merger, acquisition or tender offer;
• A pending or proposed acquisition or disposition of a significant asset;
• An offering of additional securities;
• A change in management;
• Development of a significant new product or process;
• Impending bankruptcy or the existence of severe liquidity problems;
• A cyber security incident or event;
•The gain or loss of a significant customer or supplier.

CAUTION: The above list is only illustrative; many other types of information may be considered “material,” depending on the circumstances. The materiality of particular information is subject to reassessment on a regular basis.

Attendance at Disclosure Committee, Executive Staff or Board Meetings. If you attend a Disclosure Committee, executive staff or Board meeting, you may become aware of material non-public information. If you become aware of such information you are responsible for ensuring that you do not violate Federal or state securities laws or this Policy while in possession of any material non-public information.

Public Information

Information is not public if it is not available to the general public. Furthermore, information is considered to be available to the public only when it has been released broadly to the marketplace (such as by press release or an SEC filing). Due to the nature of our business, it is vital that sensitive and confidential information be kept strictly confidential until the time is appropriate to properly publicly disclose the information. For this reason, you must refrain from communicating any non-public, material information to those employees, customers and outsiders who are not in a need to know position until after the information has been made public. For example, there should be no Company e-mails, memos or other communication to all employees proclaiming any news prior to the information being released to the public.

If you are uncertain as to whether or not information has been publicly disclosed, please contact:

• EVP & Chief Legal Officer of LCI Industries, at (574) 312-7877.

In all cases, the responsibility for determining whether an individual is in possession of material nonpublic information rests with that individual, and any action on the part of the Company, the EVP & Chief Legal Officer or any other employee or Director pursuant to this policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws.

Transactions Under Company Plans

Stock Option Exercises. The Company’s insider trading policy does not apply to the exercise of an employee stock option as long as the exercise is just a purchase of stock with no associated sale (even if the sale is part of a “cashless exercise” where the employee pays the exercise price in shares of the Company’s stock).

NOTE: The policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price or the related taxes of an option.

Example: When you exercise an option, you are buying stock directly from the Company at a specified price. However, if you exercise an option and sell stock on the open market in order to use the proceeds from the stock sale to pay for the option exercise price or related taxes, you are both buying stock from the Company and selling stock on the open market. For example, if you exercise an option to purchase 10 shares with an exercise price of $10.00, you are buying the 10 shares from the Company for a total of $100 (10 shares x $10). Assume the company stock is trading on the open market for $20.00. If, when you exercise the option, you also sell 5 shares to obtain the $100 (5 shares x $20), you are now also engaging in the sale of stock. This policy does not apply to the exercise of the option to obtain the 10 shares but it applies to the sale of the 5 shares on the open market, and therefore would not be permitted if you are in possession of material non-public information.

Restricted Stock Awards

This policy does not apply to the vesting of restricted stock or conversion of deferred stock units (DSUs), or the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares of stock to satisfy minimum tax withholding requirements upon the vesting or conversion of any restricted stock or DSUs. The policy does apply, however, to any market sale of restricted stock or shares received upon conversion of DSUs.

Additional Prohibited Transactions

Directors, executive officers and employees may not engage in any of the following transactions at any time:

Short Sales. Short sales (sales of securities that are not then owned) of the Company’s securities evidence an expectation on the part of the seller that the securities will decline in value, and therefore signal to the market that the seller has no confidence in the Company or its short-term prospects. In addition, short sales may reduce the seller’s incentive to improve the Company’s performance. For these reasons, short sales of the Company’s securities are prohibited by this Policy Statement, including “sales against the box” (a sale with delayed delivery). In addition, Section 16(c) of the Exchange Act prohibits officers and directors from engaging in short sales.

Publicly Traded Options. Publicly traded options are NOT options that are granted to you by the Company. A publicly traded option is traded on the open market. A transaction in such options is, in effect, a bet on the short-term movement of the Company’s stock and therefore creates the appearance that the director or employee is trading based on inside information. Transactions in such options also may focus the director’s or employee’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in puts, calls or other derivative securities, on an exchange or in any other organized market, are prohibited by this Policy.

Blackout Periods

The following persons are also subject to the Company’s Blackout Periods:

• Officers
• Directors
• Accounting and Finance Department management
• Disclosure Committee Members

• All Employees in the LCI Industries corporate office
• All Employees who receive Restricted Stock Units

If you are not a member of any of the above groups, then you are not subject to the Blackout Periods.

Quarterly Blackout Periods. You are not allowed to trade in the Company’s securities during a blackout period. The Company’s announcement of its quarterly financial results almost always has the potential to have a material effect on the market for the Company’s securities.

Persons subject to the blackout periods are not allowed to trade in the Company’s securities during the period

• BEGINNING on the third business day of the third month of the Company’s fiscal quarter, and
• ENDING after the second full New York Stock Exchange trading day following the Company’s issuance of its quarterly earnings release.

Event-Specific Blackouts. The Company may on occasion issue interim earnings guidance or other potentially material information by means of a press release, SEC filing on Form 8-K or other means designed to achieve widespread dissemination of the information. You should anticipate that trading will be blacked out while the Company is in the process of assembling the information to be released and until the information has been released and fully absorbed by the market (which under our policy is 2 full New York Stock Exchange trading days after the release of the information). Any person made aware of the existence of an event-specific blackout should not disclose the existence of the blackout to any other person. The failure of the Company’s EVP & Chief Legal Officer or EVP & Chief Financial Officer to designate a person as being subject to an event-specific blackout will not relieve that person of the obligation not to trade while aware of material non-public information.

Post-Termination Transactions

This insider trading policy continues to apply to your transactions in Company securities even after you have terminated employment for any reason. If you are in possession of material non-public information when your employment terminates, you may not trade in Company securities until that information has become public or is no longer material.

Company Assistance

Any person who has a question about this Policy Statement or its application to any proposed transaction may obtain additional guidance from the Company’s EVP & Chief Legal Officer, (574) 312-7877. Ultimately, however, the responsibility for adhering to this Policy Statement and avoiding unlawful transactions rests with the individual.

Employee Certifications

Those employees indicated on page 1 of this Statement of Policy must certify their understanding of and intent to comply with this Policy Statement. Directors and Officers, Accounting and Finance Department management, Disclosure Committee members, all Company Vice Presidents, and all employees in the LCI Industries corporate office are subject to additional restrictions on their transactions in Company securities, which are described in an addendum.

LCI INDUSTRIES

INSIDER TRADING POLICY

ADDENDUM
FOR
RESTRICTED PERSONS

To help prevent inadvertent violation of the Federal securities laws and to avoid the appearance of trading while in possession of or while aware of inside information, the Company’s Board of Directors has adopted this Addendum to the Company’s insider trading policy. This addendum applies to Directors, Officers, Accounting and Finance Department management, Disclosure Committee Members, all Company Vice Presidents, and all employees in the LCI Industries corporate office (“Restricted Persons”). The Company may from time to time designate other individuals who are subject to this addendum.

This addendum is in addition to and supplements the Company’s insider trading policy.

Pre-clearance Procedures

Restricted Persons, together with their family members and other members of their household, may not engage in any transaction in the Company's securities (including a stock plan transaction such as an option exercise, gift, loan, contribution to a trust, pledge or any other transfer) without first obtaining pre-clearance of the transaction from the EVP & Chief Legal Officer and the EVP & Chief Financial Officer. A request for pre-clearance should be submitted to the Company’s EVP & Chief Legal Officer and EVP & Chief Financial Officer by completing and signing the Pre-Clearance Authorization Form included with this Addendum at least two business days in advance of the proposed transaction. The Company’s EVP & Chief Legal Officer and EVP & Chief Financial Officer are under no obligation to approve a trade submitted for pre-clearance, and may determine not to permit the trade. If the EVP & Chief Legal Officer or EVP & Chief Financial Officer wishes to obtain pre-clearance of a transaction, the chair of the Corporate Governance, Nominating, and Sustainability will replace him or her in the clearance process. Clearance of a transaction is valid only for a 48-hour period.

The pre-clearance procedures outlined above are intended to help decrease the risk that Restricted Persons will inadvertently violate Federal securities laws.

The Company may on occasion issue interim earnings guidance or other potentially material information by means of a press release, SEC filing on Form 8-K or other means designed to achieve widespread dissemination of the information. You should anticipate that trades are unlikely to be pre-cleared while the Company is in the process of assembling the information to be released and until the information has been released and fully absorbed by the market.

10b5-1 Plans

Any person subject to the pre-clearance requirements who wishes to implement a trading plan under SEC Rule 10b5-1 must first pre-clear the plan with the Company’s EVP & Chief Legal Officer and EVP & Chief Financial Officer. As required by Rule 10b5-1, you may enter into a trading plan only when you are not in possession of material nonpublic information. In addition, you may not enter into a trading plan during a blackout period. Transactions effected pursuant to a pre-cleared trading plan will not require further pre-clearance at the time of the transaction if the plan specifies either (including by formula) the amount, pricing and timing of transactions in advance or delegates discretion on those matters to an independent third party of the contemplated trades, or establishes a formula for determining the dates, prices and amounts.

Hedging Transactions

Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow a person to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the person to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the person may no longer have the same objectives as the Company's other stockholders. Therefore, the Company’s directors, officers, other employees and their designees are prohibited from purchasing any financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds), or otherwise engaging in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company’s common stock. The foregoing restriction applies to all shares of the Company’s common stock owned directly or indirectly by the Company’s directors, officers, employees and their respective designees, including shares granted to the individual by the Company as part of his or her compensation and all other shares held, directly or indirectly, by the individual. Nothing in this hedging transaction restriction shall preclude the Company’s directors, officers, employees and their designees from engaging in general portfolio diversification.

Margin Accounts and Pledges

Securities held in a margin account may be sold by the broker without the customer's consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. A margin or foreclosure sale that occurs when you are aware of material nonpublic information may, under some circumstances, result in unlawful insider trading. Because of this danger, you should exercise caution in holding Company securities in a margin account or pledging Company securities as collateral for a loan. Therefore, a person who wishes to pledge Company securities as collateral for a loan (not including margin debt) must clearly demonstrate the financial capacity to repay the loan without resort to the pledged securities. Any Restricted Person who wishes to pledge Company securities as collateral for a loan must submit a request for approval to the Audit Committee at least four weeks prior to the proposed execution of documents evidencing the proposed pledge.

Short-Swing Trading Prohibition

Section 16(b) of the Securities Exchange Act of 1934, as amended, subjects directors and executive officers to liability to disgorge profits realized in short-swing transactions. Therefore, Directors and Executive Officers who purchase or sell Company securities in a non-exempt transaction may not sell or purchase, respectively, Company securities in a non-exempt transaction during the six months following the initial transaction. “Non-exempt transactions” include open market purchases and sales, as well as private purchases and sales, of Company securities. This prohibition on short-swing transactions also applies to purchases and sales by any person (such as certain family members) or entity that may be attributable to a Director or Executive Officer, including as a result of the Director or Executive Officer being deemed to beneficially own Company securities held by that person or entity. When requesting pre-clearance for a transaction, Restricted Persons are required to list any trades completed in the previous six months in an effort to provide a check against transactions that could create short-swing profit liability for that Restricted Person.

Company Assistance

Any person who has a question about this memorandum or its application to any proposed transaction may obtain additional guidance from the Company’s EVP & Chief Legal Officer or the EVP & Chief Financial Officer.

Certifications

All Restricted Persons subject to the procedures set forth in this addendum must certify their understanding of and intent to comply with this addendum to the Company's insider trading policy, including the procedures set forth in this memorandum.